Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use of our name and the use of our opinion dated February 12, 2007, except as to Note 5 which is as of April 10, 2007, on the financial statements of the Core USD Fund, Core CDN Fund, Agriculture USD Fund, Agriculture CDN Fund, Metals USD Fund, Metals CDN Fund, Energy USD Fund, Energy CDN Fund, Accelerated Core USD Fund and Accelerated CDN Fund of the Brookshire Raw Materials (U.S.) Trust as of December 31, 2006, included in the registration statement being filed with the Securities and Exchange Commission by Brookshire Raw Materials (U.S.) Trust on Pre-Effective Amendment No. 6 to Form S-1/A.

/s/ SF Partnership, LLP

Toronto, Canada	CHARTERED ACCOUNTANTS
September 11, 2007